Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Hassett
(856) 768-4957	(610) 642-8253
A.C. Moore Reports Fourth Quarter and 2007 Financial Results
•	Full Year 2007 EPS of $0.19 versus Restated 2006 Loss of ($0.02)

•	Gross Margin Improves 240 Basis Points over Restated 2006

•	Restated Financials To Be Filed Next Week
Berlin, New Jersey, March 21, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (the “Company” or “A.C. Moore”) today announced results for the fourth quarter and year ended December 31, 2007. Results for 2006 set forth below are on a restated basis.
Net income in the fourth quarter was $4.7 million, or $0.23 per share, compared with net income of $4.9 million, or $0.24 per share, in the fourth quarter of 2006. Fourth quarter 2007 results include costs of $0.02 per share related to the inventory restatement, costs of $0.02 per share related to the closing of two store locations and $0.01 per share related to interest accrued on a tax settlement. Fourth quarter 2006 results included costs of $0.04 per share related to a store closure and lease termination and $0.01 per share related to management change costs.
The net income for the year ended December 31, 2007 was $3.8 million, or $0.19 per share, versus a net loss of $0.4 million, or $0.02 per share, in the same period in 2006. Results for the year ended December 31, 2007 include the costs mentioned in the fourth quarter as well as $0.03 per share related to a one-time legal settlement and $0.01 per share for management change costs. Results for 2006 included expenses of $0.10 per share for management change costs and $0.04 per share related to a store closure and lease termination.
Rick A. Lepley, Chief Executive Officer, stated, “We are relieved to have identified the inventory valuation error and culminate six months of hard work with the filing of our third quarter 2007 Form 10-Q and our restated financials next week.”
Mr. Lepley continued, “We are also pleased to have maintained a respectable cash position throughout the year. While we have posted increases in gross margin rate and EPS, we must continue to focus on execution at the corporate and store level to improve profitability. This is especially important in light of the macroeconomic headwinds we may be facing in this second year of our three year turnaround plan.”

The Company will host a conference call beginning at 8:00 a.m., Eastern Time, on Monday, March 24, 2008 to discuss fourth quarter and fiscal 2007 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #39971119. If you are unable to access the live call, please dial 800-642-1687 and enter pin #39971119 to access the taped digital replay. The replay will be available at approximately 10:00 a.m. ET on March 24, 2008 and will remain available until April 7, 2008 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.
About A.C. Moore:
A.C. Moore provides a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company serves customers through its 136 stores located in the Eastern United States from Maine to Florida and nationally via its ecommerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, the results of the Company’s review of its inventory accounting practices, the Company’s ability to regain compliance with Nasdaq listing standards, the Company’s ability to meet its expected filing date for the Form 10-Q for the third quarter of 2007 and any prior financial statements requiring restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables to Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006 (as restated)	2007	2006 (as restated)
Net sales	$177,266	$197,837	$559,693	$589,506
Cost of sales	108,604	127,915	330,962	362,678

Gross Margin	68,662	69,922	228,731	226,828
Selling, general and administrative expenses	60,133	58,913	220,218	219,298
Costs related to change in management	—	458	435	3,376
Store pre-opening expenses	1,155	1,016	2,608	3,241

Income (Loss) from operations	7,374	9,535	5,470	913
Net interest expense (income)	323	(18)	(206)	323

Income before income taxes	7,051	9,553	5,676	590
Provisions (Benefit) for income taxes	2,400	4,626	1,893	996

Net income (loss)	$4,651	$4,927	$3,783	$(406)

Basic net income (loss) per share	$0.23	$0.25	$0.19	$(0.02)

Diluted net income (loss) per share	$0.23	$0.24	$0.19	$(0.02)

Weighted average shares outstanding	20,298,601	20,086,330	20,245,964	19,929,185

Weighted average shares outstanding plus impact of stock options	20,345,510	20,191,580	20,349,023	19,929,185

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2007	2006 (as restated)
ASSETS

Current assets:
Cash and cash equivalents	$65,195	$76,120
Inventories	128,391	122,450
Prepaid expenses and other current assets	26,884	19,017

	220,470	217,587

Property and equipment, net	99,328	95,268
Other assets	2,092	1,409

	$321,890	$314,264

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	48,780	48,703
Other current liabilities	24,082	23,107

	75,433	74,381

Non-current liabilities:
Long-term debt	19,071	21,643
Deferred tax and other liabilities	8,719	6,605
Accrued lease liability	19,067	19,430

	46,857	47,678

	122,290	122,059

Shareholders’ Equity	199,600	192,205

	$321,890	$314,264